Exhibit 8

Subsidiaries

Currently our subsidiaries are:

•	TTI Team Telecom International Inc., a wholly-owned subsidiary, incorporated under the laws of the State of Delaware, and domiciled in New Jersey, U.S.A.

•	TTI Team Telecom International B.V., a wholly-owned subsidiary, incorporated under the laws of The Netherlands, and domiciled in Amsterdam, The Netherlands.

•	TTI Telecom Australia PTY. Ltd., a wholly-owned subsidiary, incorporated under the laws of Australia, and domiciled in Sydney, Australia.

•	Axarte Ltd., a wholly-owned subsidiary, incorporated under the laws of the United Kingdom, and domiciled in Newberry, UK.

•	TTI Telecom (HK) Limited, a 99.9% subsidiary, incorporated under the laws of Hong Kong, and domiciled in Hong Kong.

•	TTI Team Telecom Software Private Limited, a 99.9% subsidiary, incorporated under the laws of India, and domiciled in Mumbai, India.

•	TTI Telecom de Costa Rica S.A., a wholly owned subsidiary, incorporated under the laws of Costa Rica, and domiciled in San Jose, Costa Rica.

•	TTI Team Software (Malta) Ltd., a 99.9% subsidiary, incorporated under the laws of Malta, and domiciled in Valleta, Malta.

•	CDR Technologies Ltd., a 99% subsidiary, incorporated under the laws of Israel, and domiciled in Rosh Ha'ayin, Israel.

•	TTI Telecom (Africa) (Pty) Ltd, incorporated under the law of South Africa, and domiciled in Pretoria, South Africa. We hold 70% of the equity interests of TTI Telecom (Africa) (Pty) Ltd.

* The percentage of equity ownership of any such subsidiary equals to our voting power therein, unless specified otherwise.